EXHIBIT 11

                             VODAVI TECHNOLOGY, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                       Year ended December 31,
                                                                       -----------------------
                                                               1994             1995             1996
                                                               ----             ----             ----
Net income (loss)                                         $   1,053,093     $    457,808      $ (4,409,763)
Interest savings from assumed retirement of
  debt, net of tax                                                  --               --                --
                                                          -------------     ------------      -----------

Pro forma net income (loss)                               $   1,053,093     $    457,808      $ (4,409,763)
                                                          =============     ============      ============

Weighted average number of common shares
  outstanding                                                 1,716,267        2,690,267         4,342,238
Additional shares assuming conversion of
  stock options and warrants                                    201,079           79,167               --
                                                          -------------     ------------      -----------
                                                              1,917,346        2,769,434         4,342,238
                                                          =============     ============      ============

Primary earnings (loss) per common share                  $        0.55     $       0.17      $      (1.02)
                                                          =============     ============      ============